  EXHIBIT (12)(b)  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                           (in millions) (unaudited)


                                                   Six Months Ended       Year Ended
                                                         June 30          December 31
                                                   ----------------      -----------
                                                   1997        1996          1996
                                                   ----        ----          ----
Loss before income taxes and
  minority interest                             $  (168)    $(1,129)       $(1,190)
Less: Equity in income of 50 percent
    or less owned affiliates                          6           1              9
Add: Combined fixed charges and
    preferred stock dividends                       282         303            557
                                                -------     -------        -------
Earnings as adjusted                            $   108     $  (827)       $  (642)
                                                =======     =======        =======

Combined fixed charges and preferred
  stock dividends:
  Interest expense                              $   236     $   255        $   456
  Rental expense                                     20          13             28
  Pre-tax earnings required to cover
    preferred stock dividend
    requirements (b)                                 26          35             73
                                                -------     -------        -------
Total combined fixed charges and
    preferred stock dividends                   $   282     $   303        $   557
                                                =======     =======        =======
Ratio of earnings to combined fixed
    charges and preferred stock dividends            (a)         (a)            (a)
                                                =======     =======        =======


(a) Additional income before income taxes and minority interest necessary to attain a ratio of 1.00x for the six months ended June 30, 1997, June 30, 1996, and the year ended December 31, 1996 would be $174 million, $1,130 million, and $1,199 million, respectively.

(b) Dividend requirement divided by 100% minus the effective income tax rate or the statutory rate, whichever is more appropriate.


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